Investor Contacts:

Bluegreen Corporation

Tony Puleo

Chief Financial Officer

561-912-8270

Tony.puleo@bluegreencorp.com

The Equity Group Inc.

Devin Sullivan

212-836-9608

dsullivan@equityny.com

MEDIA Contact:

Bluegreen Corporation

Lisa Thornhill

Director, Corporate Communications

561-912-8251

lisa.thornhill@bluegreencorp.com

FOR IMMEDIATE RELEASE

Bluegreen Corporation Appoints David L. pontius

president of bluegreen resorts

Former Wyndham Vacation Ownership Executive to Lead

Bluegreen's Growing Vacation Ownership Business

BOCA RATON, Fla. - April 30, 2007 - Bluegreen Corporation (NYSE:BXG) ("Bluegreen"), a leading provider of Colorful Places to Live and Play,® today announced the appointment of David L. Pontius as president of Bluegreen Resorts. Mr. Pontius, a 27-year industry veteran, joins Bluegreen® from Wyndham Vacation Ownership®, Inc., the world's largest vacation ownership business.

In his new role, Mr. Pontius, 51, will direct all facets of Bluegreen's resort operations. He will report to John M. Maloney Jr., president and chief executive officer of Bluegreen. The appointment is effective June 1, 2007.

Mr. Pontius worked at Wyndham Vacation Ownership, Inc. and its sister company RCI Global Vacation Network (RCI) from 2002 to 2007. Beginning in 2006, he served as executive vice president of hospitality services, strategic planning and chief customer officer at Wyndham Vacation Ownership. In this capacity, he authored and directed various initiatives aimed at improving customer service and satisfaction, and held responsibility for every facet of the Hospitality Division including resort operations and service delivery to more than 800,000 owners. Additionally, he led the company's overall strategic planning activities, new program initiatives and the development of a fractional product for the luxury segment.

In 2006 Wyndham Vacation Ownership had approximately $1.7 billion in vacation ownership interest sales and approximately 150 vacation ownership properties throughout the United States, Mexico, the Caribbean and the South Pacific.

From 2002 to 2006, Mr. Pontius served as president and chief executive officer of RCI North America where he oversaw the region's business-to-business and business-to-consumer operations. He managed a staff of more than 7,000 employees and facilities that served RCI's developer clients and subscribing members. RCI is a global provider of leisure travel services to businesses and consumers, and the worldwide leader in vacation exchange.

John M. Maloney, Jr., president and chief executive officer of Bluegreen, commented, "It is my great pleasure to welcome Dave to Bluegreen Resorts. The fact that he has chosen to come to us from one of the industry's leading vacation ownership companies is, we believe, a validation of Bluegreen's business model and outlook. Dave has extensive experience in sales and marketing, product development, finance, managing organizations and creating results-driven teams. His abilities, drive and dedication mirror those of our management team whose efforts to date have grown Bluegreen Resorts into an organization with over 170,000 owners, 43 in-network resorts, and 2006 sales of nearly $400 million. We believe that Dave will become an important asset in our continuing efforts to expand our industry presence and deliver vacation experiences that rank among the best in the industry."

Mr. Pontius stated, "Bluegreen Resorts has experienced impressive growth and established itself as one of the industry's premier vacation ownership companies. It has also earned its reputation for quality vacation destinations, benchmark customer service, innovative marketing and fiscal responsibility. I look forward joining Bluegreen's strong management team as we work to further strengthen and expand the business platform, elevate the brand and leverage the social, economic and demographic trends that are driving the growth of our industry. I'm very excited about this opportunity to work with Bluegreen's talented and dedicated team of managers and associates."

From 1996 to 2002, Mr. Pontius served in positions of increasing responsibility at Hilton Grand Vacations, rising to senior vice president of operations in 1999. Mr. Pontius was involved in the creation and design of the Hilton Grand Vacations Club®; managed the company's reservations, inventory, and rental programs; and directed retail, hotel and third party relationships. From 1992 to 1996, Mr. Pontius was chief operating officer of Vacation Internationale in Seattle, Wa., one of the pioneer companies in timesharing and points-based clubs. Prior to 1992, Mr. Pontius served as senior vice president of sales and marketing at Conrad Vacation Ownership (1990 to 1992), president of Realty Financial Resources-David Resort Group (1985-1990) and vice president of sales and marketing at St. Georges Club Bermuda (1980-1985).

ABOUT BLUEGREEN CORPORATION

Bluegreen Corporation (NYSE:BXG) is a leading provider of Colorful Places to Live and Play® through two principal operating divisions. With over 170,000 owners, Bluegreen Resorts markets a flexible, real estate-based vacation ownership plan that provides access to over 40 resorts and an exchange network of over 3,700 resorts and other vacation experiences such as cruises and hotel stays. Bluegreen Communities has sold over 54,000 planned residential and golf community home sites in 32 states since 1985. Founded in 1966, Bluegreen is headquartered in Boca Raton, Fla., and employs over 5,500 associates. In 2005, Bluegreen ranked No. 57 on Forbes' list of The 200 Best Small Companies and No. 48 on FORTUNE'S list of America's 100 Fastest Growing Companies. More information about Bluegreen is available at www.bluegreencorp.com.

Statements in this release may constitute forward-looking statements and are made pursuant to the Safe Harbor Provision of the Private Securities and Litigation Reform Act of 1995. Forward-looking statements are based largely on expectations and are subject to a number of risks and uncertainties including but not limited to the risks and uncertainties associated with economic, competitive and other factors affecting the Company and its operations, markets, products and services; and the risks and other factors detailed in the Company's SEC filings, including its most recent Annual Report on Form 10-K filed on March 16, 2007.

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